Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	April 19, 2012
Laura Wehby (Investors)
(513) 534-7407
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP ANNOUNCES FIRST QUARTER 2012 NET INCOME TO COMMON SHAREHOLDERS OF $421 MILLION OR $0.45 PER SHARE

•	1Q12 net income available to common shareholders of $421 million, or $0.45 per diluted common share, vs. $305 million, or $0.33 per share, in 4Q11 and $88 million, or $0.10 per share in 1Q11

•

Included benefit of $115 million pre-tax (approximately $75 million or $0.08 per share after-tax), from gains associated with Vantiv, Inc’s. initial public offering (IPO), as well as the previously disclosed $36 million estimated pre-tax charge (approximately $23 million after-tax, or $0.02 per share), from Vantiv debt termination-related charges recorded in equity method earnings

•	Also included benefit of $46 million pre-tax (approximately $30 million after-tax, or $0.03 per share), from gains on the higher valuation of the warrant Fifth Third holds in Vantiv

•	1Q12 return on assets (ROA) of 1.49%; ROA 1.20% excluding above items

•	1Q12 return on average common equity of 13.1%; return on average tangible common equity* of 16.2%

•	Pre-provision net revenue (PPNR)* of $694 million, or $569 million excluding above items

•	Net interest income (FTE) of $903 million, down 2% sequentially; net interest margin 3.61%; average portfolio loans up 2% sequentially driven by 5% growth in C&I loans

•

Noninterest income of $769 million compared with $550 million in prior quarter; increase largely driven by Vantiv IPO and warrant gains and lower charges related to the Visa total return swap. Other drivers included higher mortgage banking, corporate banking, and investment advisory revenue

•

Noninterest expense of $973 million, down 2% sequentially; benefit from certain outstanding disputes for non-income tax related assessments, largely offset by seasonally higher employee benefits expense, additions to litigation reserves, debt termination charges, and severance expense

•	Credit trends remain favorable

•

1Q12 net charge-offs of $220 million (1.08% of loans and leases) vs. 4Q11 NCOs of $239 million and 1Q11 NCOs of $367 million; lowest NCO level since 4Q07; 1Q12 provision expense of $91 million compared with 4Q11 provision of $55 million and 1Q11 provision of $168 million

•

Loan loss allowance declined $129 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 2.59%, 127% of nonperforming assets, 157% of nonperforming loans and leases, and 2.4 times 1Q12 annualized net charge-offs

•

Total nonperforming assets (NPAs) of $1.8 billion including loans held-for-sale (HFS) declined $164 million or 8% sequentially; NPAs excluding loans HFS of $1.7 billion declined $143 million or 8%; lowest levels since 1Q08

•	NPA ratio of 2.03% down 20 bps from 4Q11, NPL ratio of 1.64% down 12 bps from 4Q11; gross NPL inflows of $352 million down 11% sequentially

•	Total delinquencies (includes loans 30-89 days past due and over 90 days past due) down 11% sequentially, lowest levels since 3Q05

•	No direct European sovereign exposure; total exposure to European peripheral borrowers less than $0.2 billion; total exposure to European banks less than $0.1 billion**

•	Strong capital ratios; exceed fully phased-in Basel III proposed standards

•	Tier 1 common ratio 9.64%*, up 29 bps sequentially (pro forma*** ~10.0% on a fully-phased in Basel III-adjusted basis, estimated among highest of large cap U.S. banks)

•	Tier 1 capital ratio 12.19%, Total capital ratio 16.06%, Leverage ratio 11.31%

•	Tangible common equity ratio* of 9.02% excluding unrealized gains/losses; 9.37% including them

•	Book value per share of $14.30; tangible book value per share* of $11.64 up 3% from 4Q11 and 15% from 1Q11

*	Non-GAAP measure; See Reg. G reconciliation on page 32
**	“European” includes non-Eurozone countries; “European peripheral” includes Greece, Ireland, Italy, Portugal, Spain
***

Current estimate (non-GAAP), subject to final rule-making and clarification by U.S. banking regulators; currently assumes unrealized securities gains are included in common equity for purposes of this calculation

Fifth Third Bancorp (Nasdaq: FITB) today reported first quarter 2012 net income of $430 million, compared with net income of $314 million in the fourth quarter of 2011 and net income of $265 million in the first quarter of 2011. After preferred dividends, first quarter 2012 net income available to common shareholders was $421 million or $0.45 per diluted share, compared with fourth quarter net income of $305 million or $0.33 per diluted share, and net income of $88 million or $0.10 per diluted share in the first quarter of 2011.

As previously announced, first quarter 2012 results included $115 million in pre-tax gains on the initial public offering of Vantiv, Inc., as well as the estimated $36 million of charges recorded in equity method earnings in other noninterest income related to Vantiv’s bank debt refinancing and debt termination charges. First quarter 2012 results also included $46 million in positive valuation adjustments on the Vantiv warrant and put option. In total, these items generated first quarter earnings of $125 million pre-tax, or approximately $81 million after-tax (approximately $0.09 per diluted share).

Additionally, first quarter results included the impact of $23 million in income from an agreement reached on certain outstanding disputes for non-income tax related assessments and a $19 million charge related to the increase in fair value of the liability related to a change in value of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares, as well as investment securities gains of $9 million, additions to litigation reserves of $13 million, debt termination charges of $9 million, and severance expense of $6 million.

Fourth quarter 2011 results included $10 million in positive valuation adjustments on the Vantiv warrant and put option, a $54 million charge related to the Visa total return swap, additions to litigation reserves of $19 million, and $5 million of investment securities gains. First quarter 2011 results included $2 million in negative valuation adjustments on the Vantiv warrant and put option, a $9 million charge related to the Visa total return swap, and $8 million in investment securities gains.

Earnings Highlights

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$430	$314	$381	$337	$265	37%	62%
Net income available to common shareholders	$421	$305	$373	$328	$88	38%	377%

Common Share Data
Earnings per share, basic	0.46	0.33	0.41	0.36	0.10	39%	360%
Earnings per share, diluted	0.45	0.33	0.40	0.35	0.10	36%	350%
Cash dividends per common share	0.08	0.08	0.08	0.06	0.06	—	33%

Financial Ratios
Return on average assets	1.49%	1.08%	1.34%	1.22%	0.97%	38%	54%
Return on average common equity	13.1	9.5	11.9	11.0	3.1	38%	323%
Return on average tangible common equity	16.2	11.9	14.9	14.0	4.2	36%	286%
Tier I capital	12.19	11.91	11.96	11.93	12.20	2%	—
Tier I common equity	9.64	9.35	9.33	9.20	8.99	3%	7%
Net interest margin (a)	3.61	3.67	3.65	3.62	3.71	(2%)	(3%)
Efficiency (a)	58.3	67.5	60.4	59.1	62.5	(14%)	(7%)

Common shares outstanding (in thousands)	920,056	919,804	919,779	919,818	918,728	—	—
Average common shares outstanding (in thousands):
Basic	915,226	914,997	914,947	914,601	880,830	—	4%
Diluted	957,416	956,349	955,490	955,478	894,841	—	7%

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts not the rounded dollar amounts.

“It was a strong earnings quarter for Fifth Third and we’re pleased with our results,” said Kevin Kabat, President and CEO of Fifth Third Bancorp. “That was the case with or without the earnings benefit from Vantiv. We continue to see solid growth in commercial lending volumes and fee income results were particularly strong in the mortgage banking, corporate banking, and investment advisory businesses.

“The successful Vantiv IPO marks a new stage of development for this business. When we initially sold an interest in Vantiv in mid-2009, we anticipated that this moment would arrive. Since that time, through a lot of hard work, this business was established as an independent entity and it reported revenue of $1.6 billion for the year ended 2011. Fifth Third continues to hold a 39% economic interest in the firm, whose stock was valued at $4.2 billion at the end of the first quarter. As previously announced, we intend to repurchase common shares in the amount of the after-tax IPO gains of approximately $75 million.

“Additionally, a couple of weeks ago we announced the sale of various Fifth Third retail stock and bond and money market funds. While these operations are small relative to Fifth Third as a whole, the transactions will allow us to better focus on our client advisory and distribution capabilities.

“It was a good start to 2012. We feel good about our momentum and positioning in this environment, and will continue to execute our strategic plans to make this a great year for the company.”

Income Statement Highlights

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$903	$920	$902	$869	$884	(2%)	2%
Provision for loan and lease losses	91	55	87	113	168	64%	(46%)
Total noninterest income	769	550	665	656	584	40%	32%
Total noninterest expense	973	993	946	901	918	(2%)	6%

Income before income taxes (taxable equivalent)	608	422	534	511	382	44%	59%

Taxable equivalent adjustment	5	4	4	5	5	25%	—
Applicable income taxes	173	104	149	169	112	66%	54%

Net income	430	314	381	337	265	37%	62%
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Bancorp	430	314	381	337	265	37%	62%
Dividends on preferred stock	9	9	8	9	177	—	(95%)

Net income available to common shareholders	421	305	373	328	88	38%	377%

Earnings per share, diluted	$0.45	$0.33	$0.40	$0.35	$0.10	36%	351%

Net Interest Income

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,045	$1,061	$1,059	$1,050	$1,065	(2%)	(2%)
Total interest expense	142	141	157	181	181	1%	(22%)

Net interest income (taxable equivalent)	$903	$920	$902	$869	$884	(2%)	2%

Average Yield
Yield on interest-earning assets (taxable equivalent)	4.18%	4.23%	4.28%	4.37%	4.47%	(1%)	(6%)
Yield on interest-bearing liabilities	0.79%	0.79%	0.86%	1.00%	1.02%	—	(23%)

Net interest rate spread (taxable equivalent)	3.39%	3.44%	3.42%	3.37%	3.45%	(1%)	(2%)

Net interest margin (taxable equivalent)	3.61%	3.67%	3.65%	3.62%	3.71%	(2%)	(3%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$83,757	$82,278	$80,013	$79,153	$79,379	2%	6%
Total securities and other short-term investments	16,735	17,243	18,142	17,192	17,290	(3%)	(3%)
Total interest-earning assets	100,492	99,521	98,155	96,345	96,669	1%	4%
Total interest-bearing liabilities	72,219	71,467	72,473	72,503	72,372	1%	—
Bancorp shareholders’ equity	13,366	13,147	12,841	12,365	13,052	2%	3%

Net interest income of $903 million on a fully taxable equivalent basis declined $17 million from the fourth quarter of 2011, with a $16 million decrease in interest income and $1 million increase in interest expense. The decline in interest income was primarily attributable to lower yields on loans given the current interest rate environment partially offset by balance growth in C&I, commercial lease, residential mortgage, and auto loans. Additionally, interest income declined as a result of lower reinvestment rates on securities and higher securities premium amortization expense due to increased prepayments. Interest expense results benefitted from the run-off in consumer CDs and their replacement into lower yielding products. This benefit was offset by the impact of hedge ineffectiveness, which increased $5 million in the quarter. Day count also reduced net interest income by $6 million sequentially.

The net interest margin was 3.61 percent, a decrease of 6 bps from 3.67 percent in the previous quarter. The decrease was primarily due to lower loan yields which reduced the margin by 7 bps, lower securities yields reducing margin by 2 bps, and hedge ineffectiveness which reduced the margin by 2 bps. Deposit mix shift and day count each contributed 2 bps to the margin.

Compared with the first quarter of 2011, net interest income increased $19 million, driven by higher average loan balances, run-off in higher-priced CDs, mix shift to lower cost deposit products, and day count, offset by lower asset yields. The net interest margin decreased 10 bps from a year ago.

Securities

Average securities and other short-term investments were $16.7 billion in the first quarter of 2012 compared with $17.2 billion in the previous quarter and $17.3 billion in the first quarter of 2011. The decline was related to lower short-term investment balances reflecting lower cash balances held at the Fed.

Loans

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$31,371	$29,891	$28,777	$27,909	$27,331	5%	15%
Commercial mortgage	10,007	10,262	10,050	10,394	10,685	(2%)	(6%)
Commercial construction	992	1,132	1,752	1,918	2,030	(12%)	(51%)
Commercial leases	3,543	3,351	3,300	3,349	3,364	6%	5%

Subtotal - commercial loans and leases	45,913	44,636	43,879	43,570	43,410	3%	6%

Consumer:
Residential mortgage loans	10,828	10,464	10,006	9,654	9,282	3%	17%
Home equity	10,606	10,810	10,985	11,144	11,376	(2%)	(7%)
Automobile loans	11,882	11,696	11,445	11,188	11,070	2%	7%
Credit card	1,926	1,906	1,864	1,834	1,852	1%	4%
Other consumer loans and leases	345	402	441	547	646	(14%)	(47%)

Subtotal - consumer loans and leases	35,587	35,278	34,741	34,367	34,226	1%	4%

Total average loans and leases (excluding held for sale)	$81,500	$79,914	$78,620	$77,937	$77,636	2%	5%

Average loans held for sale	2,257	2,364	1,393	1,216	1,743	(5%)	29%

Average loan and lease balances (excluding loans held-for-sale) increased $1.6 billion, or 2 percent, sequentially and increased 5 percent from the first quarter of 2011. Period end balances increased 1 percent sequentially and 6 percent from a year ago.

Average commercial portfolio loan and lease balances were up $1.3 billion sequentially, or 3 percent, and increased $2.5 billion, or 6 percent, from the first quarter of 2011. Average C&I loans increased 5 percent sequentially and 15 percent compared with the first quarter of 2011. Average commercial mortgage and commercial construction loan balances declined by a combined 3 percent sequentially and 13 percent from the same period the previous year, reflecting continued low customer demand and current underwriting standards. Commercial line usage, on an end of period basis, was 32.1 percent of committed lines in the first quarter of 2012 compared with 31.8 percent in the fourth quarter of 2011 and 33.3 percent in the first quarter of 2011.

Average consumer portfolio loan and lease balances were up $309 million sequentially, or 1 percent, and increased $1.4 billion, or 4 percent, from the first quarter of 2011. Average residential mortgage loans increased 3 percent sequentially, reflecting strong originations and refinancing activity during the quarter as rates remained at historically low levels, as well as the continued retention of certain branch originated fixed-rate residential mortgages, primarily with shorter terms, which added $286 million on an end of period basis in the first quarter. Compared with the first quarter of 2011, average residential mortgage loans increased 17 percent and reflected the previously mentioned retention of mortgages. Average auto loans increased 2 percent sequentially and 7 percent year-over-year driven by strong origination volumes. The growth outlined above was partially offset by lower home equity loan balances, which declined 2 percent sequentially and 7 percent year-over-year due to lower demand and production.

Average loans held-for-sale of $2.3 billion decreased $107 million sequentially and increased $514 million compared with the first quarter of 2011. Period end loans held-for-sale declined $1.4 billion from the previous quarter due to high year-end mortgage balances and first quarter deliveries.

Deposits

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$26,063	$26,069	$23,677	$22,174	$21,582	—	21%
Interest checking	22,308	19,263	18,322	18,701	18,539	16%	20%
Savings	21,944	21,715	21,747	21,817	21,324	1%	3%
Money market	4,543	5,255	5,213	5,009	5,136	(14%)	(12%)
Foreign office (a)	2,277	3,325	3,255	3,805	3,580	(32%)	(36%)

Subtotal - Transaction deposits	77,135	75,627	72,214	71,506	70,161	2%	10%
Other time	4,551	4,960	6,008	6,738	7,363	(8%)	(38%)

Subtotal - Core deposits	81,686	80,587	78,222	78,244	77,524	1%	5%
Certificates - $100,000 and over	3,178	3,085	3,376	3,955	4,226	3%	(25%)
Other	19	16	7	2	1	17%	NM

Total deposits	$84,883	$83,688	$81,605	$82,201	$81,751	1%	4%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 1 percent sequentially and increased 5 percent from the first quarter of 2011, as transaction deposit growth was partially offset by continued run-off of other time deposits. Average transaction deposits, excluding other time deposits, increased 2 percent from the fourth quarter of 2011 primarily driven by higher interest checking balances, reflecting account migration from foreign office deposits. Year-over-year growth of 10 percent was driven by higher DDA and interest checking, partially offset by lower foreign office and money market account balances reflecting the aforementioned account migration.

Consumer average transaction deposits increased 1 percent sequentially and 7 percent from the first quarter of 2011. Transaction deposit growth for both comparison periods reflected higher DDA, interest checking, and savings balances, which were partially offset by lower money market balances. Consumer CDs included in core deposits declined 8 percent sequentially, driven by customer reluctance to purchase longer CD maturities given the current low rate environment, and declined 38 percent year-over-year, driven by maturities of higher-rate CDs.

Commercial average transaction deposits increased 3 percent sequentially and 14 percent from the previous year. Sequential growth reflected higher inflows to interest checking, including public funds balances, partially offset by lower DDA and foreign office deposits reflecting the previously mentioned account migration into domestic interest-bearing checking products. Year-over-year growth was primarily driven by higher inflows to DDAs and interest checking balances, partially offset by lower foreign office deposits and money market account balances. Average public funds balances were $6.2 billion compared with $5.6 billion in the fourth quarter of 2011 and $5.9 billion in the first quarter of 2011.

Noninterest Income

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$129	$136	$134	$126	$124	(5%)	4%
Corporate banking revenue	97	82	87	95	86	18%	13%
Mortgage banking net revenue	204	156	178	162	102	31%	100%
Investment advisory revenue	96	90	92	95	98	7%	(1%)
Card and processing revenue	59	60	78	89	80	(2%)	(27%)
Other noninterest income	175	24	64	83	81	629%	116%
Securities gains, net	9	5	26	6	8	80%	13%
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	(3)	6	—	5	NM	NM

Total noninterest income	$769	$550	$665	$656	$584	40%	32%

NM: Not Meaningful

Noninterest income of $769 million increased $219 million sequentially, or 40 percent, and increased $185 million, or 32 percent, compared with year ago results. The sequential and year-over year increases were driven by the net benefit of Vantiv’s IPO, related debt refinancing, and warrant gains; lower charges on the Visa total return swap; and higher mortgage banking and corporate banking net revenue.

First quarter 2012 noninterest income results included $115 million in gains from Vantiv’s IPO, as well as the estimated $36 million charge recorded in equity method earnings related to Vantiv’s debt refinancing and related termination charges. First quarter 2012 results also included a $46 million positive valuation adjustment on the warrant and put option related to the 2009 sale of a 51 percent interest in our processing business, compared with $10 million in positive valuation adjustments on these instruments in the fourth quarter of 2011 and $2 million in negative valuation adjustments on these instruments in the first quarter of 2011. First quarter 2012 also included a $19 million charge related to the increase in fair value of the liability related to the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares; this compares with a $54 million charge in the fourth quarter of 2011 and a $9 million charge in the first quarter of 2011. Excluding these items, as well as investment securities gains in all periods, noninterest income increased approximately $64 million, or 11 percent, from the previous quarter and approximately $66 million, or 11 percent, from the first quarter of 2011 primarily due to higher mortgage banking and corporate banking net revenue.

Service charges on deposits of $129 million decreased 5 percent from the fourth quarter and increased 4 percent compared with the same quarter last year. Retail service charges declined 10 percent sequentially primarily due to seasonally lower overdraft occurrences in the first quarter and declined 1 percent compared with the first quarter of 2011. Commercial service charges decreased 1 percent sequentially and increased 7 percent compared with results a year ago primarily due to increased account growth.

Corporate banking revenue of $97 million increased 18 percent from the fourth quarter of 2011 and increased 13 percent from the same period last year. The sequential and year-over-year increases were primarily driven by higher syndication fees due to increased market and business activity during the first quarter. Higher business lending fees, institutional sales revenue, and lease-related fees also contributed to the sequential and year-over-year growth.

Mortgage banking net revenue was $204 million in the first quarter of 2012, a 31 percent increase from the fourth quarter of 2011 and up 100 percent from the first quarter of 2011. First quarter 2012 originations were $6.4 billion, compared with $7.1 billion in the previous quarter and $3.9 billion in the first quarter of 2011. First quarter 2012 originations resulted in gains of $174 million on mortgages sold reflecting higher gain on sale margins and deliveries of previously originated mortgages. This compares with gains of $152 million during the previous quarter and $62 million during the first quarter of 2011. Mortgage servicing fees this quarter were $61 million, compared with $58 million in both the fourth quarter and the first quarter of 2011. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $31 million in the first quarter of 2012 (reflecting MSR amortization of $46 million and MSR valuation adjustments of positive $15 million); negative $54 million in the fourth quarter of 2011 (MSR amortization of $47 million and MSR valuation adjustments of negative $7 million); and negative $18 million in the first quarter of 2011 (MSR amortization of $28 million and MSR valuation adjustments of positive $10 million). The mortgage servicing asset, net of the valuation reserve, was $767 million at quarter end on a servicing portfolio of $60 billion.

There were no gains or losses on securities held as non-qualifying hedges for the MSR portfolio in the first quarter of 2012, compared with net losses of $3 million in the fourth quarter of 2011 and net gains of $5 million in the first quarter of 2011.

Investment advisory revenue of $96 million increased 7 percent sequentially and was down 1 percent from the first quarter of 2011. Sequential growth was driven by higher tax-related private client services revenue, which is seasonally strong in the first quarter, as well as securities and brokerage revenue and institutional trust fees. The year-over-year decline was driven by lower mutual fund fees, partially offset by higher private client services revenue, which reflected an overall increase in equity and bond market values.

Card and processing revenue was $59 million in the first quarter of 2012, a decrease of 2 percent sequentially and 27 percent from the first quarter of 2011. The sequential decrease reflected lower transaction volumes compared with seasonally strong fourth quarter volumes. The year-over-year decline was driven by the approximately $30 million impact of the recently enacted debit interchange legislation, partially offset by increased transaction volumes and initial mitigation activity.

Other noninterest income totaled $175 million in the first quarter of 2012, compared with $24 million in the previous quarter and $81 million in the first quarter of 2011. First quarter 2012 results included $115 million in gains related to Vantiv’s IPO. Equity method earnings from our processing business equity interest are included in other income and in the first quarter included the previously mentioned $36 million estimated debt termination charges incurred by Vantiv in refinancing its bank debt facilities. Because Vantiv is now a public company which has not yet reported first quarter earnings, we expect to have additional information related to our equity method earnings results in our quarterly filings on Form 10-Q. In addition, other noninterest income includes changes in income related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares and effects of the valuation of warrant and put option related to the processing business sale. For periods ending March 31, 2012, December 31, 2011, and March 31, 2011, reductions in income related to the Visa, Inc. total return swap were $19 million, $54 million, and $9 million, respectively; and the impact of warrant and put option valuation adjustments of positive $46 million, positive $10 million, and negative $2 million, respectively. Excluding the items detailed above, other noninterest income increased approximately $1 million from the previous quarter and decreased approximately $23 million from the first quarter of 2011.

Net credit-related costs recognized in other noninterest income were $14 million in the first quarter of 2012 versus $33 million last quarter and $3 million in the first quarter of 2011. First quarter 2012 results included $5 million of net gains on sales of commercial loans held-for-sale and $1 million of fair value charges on commercial loans held-for-sale, as well as $17 million of losses on other real estate owned (OREO). Fourth quarter 2011 results included $9 million of net gains on sales of commercial loans held-for-sale and $18 million of fair value charges on commercial loans held-for-sale, as well as $22 million of losses on OREO. First quarter 2011 results included net gains of $17 million on the sale of loans held-for-sale, $16 million of fair value charges on commercial loans held-for-sale, and $2 million of losses on OREO.

Net gains on investment securities were $9 million in the first quarter of 2012, compared with investment securities gains of $5 million in the previous quarter and $8 million in the first quarter of 2011.

Noninterest Expense

	For the Three Months Ended					% Change
	March 2012	December 2011	September 2011	June 2011	March 2011	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$399	$393	$369	$365	$351	2%	14%
Employee benefits	112	84	70	79	97	32%	15%
Net occupancy expense	77	79	75	75	77	(2%)	—
Technology and communications	47	48	48	48	45	(2%)	4%
Equipment expense	27	27	28	28	29	(1%)	(6%)
Card and processing expense	30	28	34	29	29	5%	3%
Other noninterest expense	281	334	322	277	290	(16%)	(3%)

Total noninterest expense	$973	$993	$946	$901	$918	(2%)	6%

Noninterest expense of $973 million decreased 2 percent from the fourth quarter of 2011 and increased 6 percent from the first quarter of 2011. First quarter 2012 expenses included $23 million of income from an agreement reached on certain outstanding disputes for non-income tax related assessments, $13 million in additions to litigation reserves, $9 million in debt termination charges, and $6 million in severance expense. Fourth quarter 2011 expenses included $14 million in additions to litigation reserves related to bankcard association membership and $5 million in other litigation reserve additions. First quarter 2011 expenses included debt extinguishment gains which reduced other noninterest expense by $3 million. Excluding these items, noninterest expense decreased $6 million, or 1 percent, from the fourth quarter of 2011, despite the inclusion of seasonally high FICA and unemployment costs, and increased $47 million, or 5 percent, compared with the first quarter of 2011. The year-over-year increase was driven by higher compensation costs reflecting strong revenue results in mortgage and corporate banking as well as higher employee benefits expense.

Credit costs related to problem assets recorded as noninterest expense totaled $34 million in the first quarter of 2012, compared with $44 million in the fourth quarter of 2011 and $31 million in the first quarter of 2011. First quarter credit-related expenses included provisioning for mortgage repurchases of $15 million, compared with $18 million in the fourth quarter and $8 million a year ago. (Realized mortgage repurchase losses were $17 million in the first quarter of 2012, compared with $17 million last quarter and $24 million in the first quarter of 2011.) Provision for unfunded commitments was a benefit of $2 million in the current quarter, compared with benefits of $6 million last quarter and $16 million a year ago. Derivative valuation adjustments related to customer credit risk were a positive $4 million this quarter versus positive $5 million last quarter and net zero a year ago. OREO expense was $5 million this quarter, compared with $8 million last quarter and $13 million a year ago. Other problem asset-related expenses were $19 million in the first quarter, compared with $28 million the previous quarter and $26 million in the same period last year primarily driven by lower work-out related expenses.

Credit Quality

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011
Total net losses charged off ($ in millions)
Commercial and industrial loans	($54)	($62)	($55)	($76)	($83)
Commercial mortgage loans	(30)	(47)	(47)	(47)	(54)
Commercial construction loans	(18)	(4)	(35)	(20)	(26)
Commercial leases	—	—	1	2	(1)
Residential mortgage loans	(37)	(36)	(36)	(36)	(65)
Home equity	(46)	(50)	(53)	(54)	(63)
Automobile loans	(9)	(13)	(12)	(8)	(20)
Credit card	(20)	(21)	(18)	(28)	(31)
Other consumer loans and leases	(6)	(6)	(7)	(37)	(24)

Total net losses charged off	(220)	(239)	(262)	(304)	(367)

Total losses	(253)	(280)	(294)	(343)	(397)
Total recoveries	33	41	32	39	30

Total net losses charged off	($220)	($239)	($262)	($304)	($367)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.08%	1.19%	1.32%	1.56%	1.92%
Commercial	0.89%	1.00%	1.23%	1.30%	1.52%
Consumer	1.34%	1.43%	1.43%	1.89%	2.43%

Net charge-offs were $220 million in the first quarter of 2012, the lowest level since the fourth quarter of 2007, or 108 bps of average loans on an annualized basis. Net charge-offs declined 8 percent from fourth quarter 2011 net charge-offs of $239 million, and declined 40 percent from first quarter 2011 net charge-offs of $367 million.

Commercial net charge-offs were $102 million, or 89 bps, down $11 million versus $113 million, or 100 bps, in the fourth quarter. This was the first quarter since the fourth quarter of 2007 that commercial net charge-offs were below 100 bps. C&I net losses were $54 million compared with net losses of $62 million in the previous quarter. Commercial mortgage net losses totaled $30 million, compared with net losses of $47 in the previous quarter. Commercial construction net losses were $18 million, compared with unusually low net losses of $4 million in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $14 million. Originations of homebuilder / developer loans were suspended in 2007 and the remaining portfolio balance is $423 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $118 million, or 134 bps, down $8 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $37 million, up $1 million from the previous quarter. Home equity net charge-offs were $46 million, down $4 million from the fourth quarter. Net losses on brokered home equity loans represented 33 percent of first quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.5 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $9 million decreased $4 million from the prior quarter. Net losses on consumer credit card loans were $20 million, down $1 million from the previous quarter. Net charge-offs in other consumer loans were flat sequentially at $6 million.

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,255	$2,439	$2,614	$2,805	$3,004
Total net losses charged off	(220)	(239)	(262)	(304)	(367)
Provision for loan and lease losses	91	55	87	113	168

Allowance for loan and lease losses, ending	2,126	2,255	2,439	2,614	2,805

Reserve for unfunded commitments, beginning	181	187	197	211	227
Provision for unfunded commitments	(2)	(6)	(10)	(14)	(16)

Reserve for unfunded commitments, ending	179	181	187	197	211

Components of allowance for credit losses:
Allowance for loan and lease losses	2,126	2,255	2,439	2,614	2,805
Reserve for unfunded commitments	179	181	187	197	211

Total allowance for credit losses	$2,305	$2,436	$2,626	$2,811	$3,016
Allowance for loan and lease losses ratio
As a percent of loans and leases	2.59%	2.78%	3.08%	3.35%	3.62%
As a percent of nonperforming loans and leases (a)	157%	157%	158%	160%	170%
As a percent of nonperforming assets (a)	127%	124%	125%	125%	132%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $91 million in the first quarter of 2012, up $36 million from the fourth quarter of 2011 and down $77 million from the first quarter of 2011. The allowance for loan and lease losses declined $129 million reflecting continued improvement in credit trends. This allowance represented 2.59 percent of total loans and leases outstanding as of quarter end, compared with 2.78 percent last quarter, and represented 157 percent of nonperforming loans and leases, 127 percent of nonperforming assets, and 240 percent of first quarter annualized net charge-offs.

	March 2012	December 2011	As of September 2011	June 2011	March 2011
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$358	$408	$449	$485	$477
Commercial mortgage loans	347	358	353	417	415
Commercial construction loans	118	123	151	147	159
Commercial leases	8	9	13	16	11
Residential mortgage loans	135	134	142	145	140
Home equity	26	25	25	26	24
Automobile loans	1	—	—	1	1
Other consumer loans and leases	1	1	1	3	60

Total nonaccrual loans and leases	$994	$1,058	$1,134	$1,240	$1,287
Restructured loans and leases - commercial (nonaccrual)	157	160	189	188	149
Restructured loans and leases - consumer (nonaccrual)	201	220	215	211	209

Total nonperforming loans and leases	$1,352	$1,438	$1,538	$1,639	$1,645
Repossessed personal property	8	14	17	15	20
Other real estate owned (a)	313	364	389	434	461

Total nonperforming assets (b)	$1,673	$1,816	$1,944	$2,088	$2,126
Nonaccrual loans held for sale	110	131	171	147	184
Restructured loans - commercial (nonaccrual) held for sale	7	7	26	29	32

Total nonperforming assets including loans held for sale	$1,790	$1,954	$2,141	$2,264	$2,342

Restructured Consumer loans and leases (accrual)	$1,624	$1,612	$1,601	$1,593	$1,573
Restructured Commercial loans and leases (accrual)	$481	$390	$349	$266	$243

Total loans and leases 90 days past due	$216	$200	$274	$279	$266
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.64%	1.76%	1.93%	2.09%	2.11%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.03%	2.23%	2.44%	2.66%	2.73%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $1.8 billion, a decline of $164 million, or 8 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.7 billion or 2.03 percent of total loans, leases and OREO, and decreased $143 million, or 8 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.4 billion or 1.64 percent of total loans, leases and OREO, and decreased $86 million or 6 percent from the fourth quarter.

Commercial portfolio NPAs were $1.2 billion, or 2.62 percent of commercial loans, leases and OREO, and decreased $114 million, or 9 percent, from the fourth quarter. Commercial portfolio NPLs were $988 million, or 2.12 percent of commercial loans and leases, and decreased $70 million from last quarter. Commercial mortgage portfolio NPAs were $568 million, down $69 million from the prior quarter. Commercial construction portfolio NPAs were $171 million, a decline of $8 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 42 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $474 million decreased $35 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $123 million declined $32 million from the fourth quarter, of which $9 million were commercial construction assets, $38 million were commercial mortgage assets and $76 million were C&I assets. Commercial portfolio NPAs included $157 million of nonaccrual troubled debt restructurings (TDRs), compared with $160 million last quarter.

Consumer portfolio NPAs of $449 million, or 1.26 percent of consumer loans, leases and OREO, decreased $29 million from the fourth quarter. Consumer portfolio NPLs were $363 million, or 1.02 percent of consumer loans and leases, and decreased $16 million from last quarter. Of consumer NPAs, $393 million were in residential real estate portfolios. Residential mortgage NPAs were $331 million, $19 million lower than last quarter, with Florida representing 46 percent of residential mortgage NPAs and 15 percent of total residential mortgage loans. Home equity NPAs of $62 million were down $4 million compared with last quarter. Credit card NPAs decreased $3 million from the previous quarter to $45 million. Consumer nonaccrual TDRs were $201 million in the first quarter of 2012, compared with $220 million in the fourth quarter 2011.

First quarter OREO balances included in portfolio NPA balances described above were $314 million, down $50 million from the fourth quarter, and included $236 million in commercial OREO and $78 million in consumer OREO. Repossessed personal property of $8 million consisted largely of autos.

Loans still accruing over 90 days past due were $216 million, up $16 million, or 8 percent, from the fourth quarter of 2011. Commercial balances 90 days past due of $32 million increased $24 million sequentially from very low levels in the fourth quarter. Consumer balances 90 days past due of $184 million were down $8 million from the previous quarter. Loans 30-89 days past due of $365 million decreased $87 million, or 19 percent, from the previous quarter. Commercial balances 30-89 days past due of $72 million were down $26 million sequentially and consumer balances 30-89 days past due of $293 million decreased $61 million from the fourth quarter.

At quarter-end, we held $117 million of commercial nonaccrual loans for sale, compared with $138 million at the end of the fourth quarter. During the quarter we sold approximately $13 million of non-accrual held-for-sale loans; we transferred approximately $4 million of non-accrual commercial loans from the portfolio to loans held-for-sale, and we transferred approximately $3 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $1 million on held-for-sale loans and we recorded net gains of $5 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011
Capital Position
Average shareholders’ equity to average assets	11.49%	11.41%	11.33%	11.12%	11.77%
Tangible equity (a)	9.37%	9.03%	8.98%	9.01%	8.76%
Tangible common equity (excluding unrealized gains/losses) (a)	9.02%	8.68%	8.63%	8.64%	8.39%
Tangible common equity (including unrealized gains/losses) (a)	9.37%	9.04%	9.04%	8.96%	8.60%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.80%	9.41%	9.39%	9.28%	9.09%

Regulatory capital ratios: (c)
Tier I capital	12.19%	11.91%	11.96%	11.93%	12.20%
Total risk-based capital	16.06%	16.09%	16.25%	16.03%	16.27%
Tier I leverage	11.31%	11.10%	11.08%	11.03%	11.21%
Tier I common equity (a)	9.64%	9.35%	9.33%	9.20%	8.99%
Book value per share	14.30	13.92	13.73	13.23	12.80
Tangible book value per share (a)	11.64	11.25	11.05	10.55	10.11

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios were very strong during the quarter and reflected growth in retained earnings. Compared with the prior quarter, the Tier 1 common equity ratio* increased 29 bps to 9.64 percent. The tangible common equity to tangible assets ratio* was 9.02 percent (excluding unrealized gains/losses) and 9.37 percent (including unrealized gains/losses). The Tier 1 capital ratio increased 28 bps to 12.19 percent. The Total capital ratio decreased 3 bps to 16.06 percent and the Leverage ratio increased 21 bps to 11.31 percent.

Book value per share at March 31, 2011 was $14.30 and tangible book value per share* was $11.64, compared with December 31, 2011 book value per share of $13.92 and tangible book value per share of $11.25.

The Basel Committee has proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III capital standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of U.S. rules that incorporate changes contemplated under Basel III and/or the Dodd-Frank Act.

We expect to manage our capital structure over time – including the components represented by common equity and non-common equity – to adapt to and reflect the effect of legislation, changes in U.S. bank capital regulations that reflect international capital rules developments, regulatory expectations, and our goals for capital levels and capital composition as appropriate given any changes in rules.

*	Non-GAAP measure; See Reg. G reconciliation on page 32

Fifth Third’s Tier 1 and Total capital levels at March 31, 2012 included $2.2 billion of TruPS, or 2.1 percent of risk weighted assets. Under the Dodd-Frank financial reform legislation, these TruPS are intended to be phased out of Tier 1 capital over three years beginning in 2013. The Basel Committee also issued proposals that would include a phase-out of these securities, although over a longer period. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period, they would be expected to continue to be included in Total capital, subject to prevailing U.S. capital standards. The Basel Committee has also proposed adjustments to definitions of capital, including what is to be included in the definition of Tier 1 common, and to risk weightings applied to certain types of assets. We do not currently expect these proposed adjustments, if adopted into U.S. banking regulations, to negatively affect Fifth Third’s Tier 1 common capital levels and for any potentially positive effect to be modest.

Fifth Third is one of 31 large U.S. Bank Holding Companies (BHCs) subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 22, 2011 and is subject to the FRB’s Comprehensive Capital Analysis & Review process for 19 large U.S. BHCs. Under this rule, we are required to submit an annual capital plan to the Federal Reserve, for its objection or non-objection. Fifth Third submitted its capital plan on January 9, 2012, as required. The submitted plan included an evaluation of results under four required macroeconomic scenarios: a baseline and stress scenario determined by the firms, and a baseline and stress scenario provided by the FRB. As required, the plan also included those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which was for 2012 and the first quarter of 2013. As previously disclosed, our plan for the covered period included the possibility that we would increase our common dividend and would initiate common share repurchases, although any such actions would be based on the FRB’s non-objection, environmental conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time.

On March 13, 2012, the FRB provided a response to Fifth Third that included no objection to Fifth Third’s current common dividend level, plans to repurchase common shares in an amount equal to any after-tax gains on the sale of Vantiv shares, and the potential to redeem $1.4 billion in TruPS, and included an objection to other plans to increase the common dividend and initiate additional common share repurchases. We do not believe that the FRB’s objection was based on our financial condition. In its analysis published on March 13, 2012 of stress scenario results for the 19 CCAR banks, the FRB indicated that Fifth Third’s stressed capital levels would exceed all minimum capital standards, including the assumption that Fifth Third pursued the capital actions it assumed under baseline scenario conditions during and after the covered period subject to Federal Reserve non-objection. We are working with the FRB and currently expect to resubmit our capital plan in late May or early June, using updated macroeconomic scenarios as of March 31, 2012. The Capital Plans Rule provides the Fed will respond no later than 75 days after resubmission. We would currently expect the resubmitted plan to include capital actions and distributions substantially similar to those included in our original submission, subject to our evaluation of the scenarios and results and Board consideration and approval of the plan.

Other

Following Vantiv, LLC’s initial public offering, Fifth Third Bank owns 84 million shares representing a 39 percent interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. This interest is recorded on Fifth Third’s balance sheet as an equity method investment with a book value of approximately $600 million. Based upon Vantiv’s closing price of $19.63 on March 30, 2012, our interest in Vantiv was valued at $1.6 billion. The difference between the market value and our book value is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $157 million. To date, Fifth Third has recognized approximately $1.9 billion in pre-tax gains on the sale of the processing business and the Vantiv IPO.

We expect to repurchase approximately $75 million of common shares in the second quarter of 2012 as a result of our realized gains in Vantiv’s IPO. We expect to enter into an accelerated share repurchase agreement with a counterparty shortly to execute these repurchases.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, May 3rd by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 61834753#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2012, the Company had $117 billion in assets and operated 15 affiliates with 1,315 full-service Banking Centers, including 105 Bank Mart® locations open seven days a week inside select grocery stores and 2,404 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 39% interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2012, had $296 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of Vantiv, LLC, formerly Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for March 31, 2012

Table of Contents

Financial Highlights	19-20
Consolidated Statements of Income	21
Consolidated Statements of Income (Taxable Equivalent)	22
Consolidated Balance Sheets	23-24
Consolidated Statements of Changes in Equity	25
Average Balance Sheet and Yield Analysis	26-27
Summary of Loans and Leases	28
Regulatory Capital	29
Summary of Credit Loss Experience	30
Asset Quality	31
Regulation G Non-GAAP Reconciliation	32
Segment Presentation	33

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change
	March 2012	December 2011	March 2011	Seq	Yr/Yr
Income Statement Data
Net interest income (a)	$903	$920	$884	(2%)	2%
Noninterest income	769	550	584	40%	32%
Total revenue (a)	1,672	1,470	1,468	14%	14%
Provision for loan and lease losses	91	55	168	64%	(46%)
Noninterest expense	973	993	918	(2%)	6%
Net income attributable to Bancorp	430	314	265	37%	62%
Net income available to common shareholders	421	305	88	38%	377%
Common Share Data
Earnings per share, basic	$0.46	$0.33	$0.10	39%	360%
Earnings per share, diluted	0.45	0.33	0.10	36%	350%
Cash dividends per common share	0.08	0.08	0.06	—	33%
Book value per share	14.30	13.92	12.80	3%	12%
Market price per share	14.04	12.72	13.89	10%	1%
Common shares outstanding (in thousands)	920,056	919,804	918,728	—	—
Average common shares outstanding (in thousands):
Basic	915,226	914,997	880,830	—	4%
Diluted	957,416	956,349	894,841	—	7%
Market capitalization	$12,918	$11,700	$12,761	10%	1%
Financial Ratios
Return on assets	1.49%	1.08%	0.97%	38%	54%
Return on average common equity	13.1%	9.5%	3.1%	38%	323%
Return on average tangible common equity (b)	16.2%	11.9%	4.2%	36%	286%
Noninterest income as a percent of total revenue	46%	37%	40%	24%	15%
Average equity as a percent of average assets	11.49%	11.41%	11.77%	1%	(2%)
Tangible common equity (c) (d)	9.02%	8.68%	8.39%	4%	8%
Net interest margin (a)	3.61%	3.67%	3.71%	(2%)	(3%)
Efficiency (a)	58.3%	67.5%	62.5%	(14%)	(7%)
Effective tax rate	28.6%	24.9%	29.7%	15%	(4%)
Credit Quality
Net losses charged off	$220	$239	$367	(8%)	(40%)
Net losses charged off as a percent of average loans and leases	1.08%	1.19%	1.92%	(9%)	(44%)
Allowance for loan and lease losses as a percent of loans and leases	2.59%	2.78%	3.62%	(7%)	(28%)
Allowance for credit losses as a percent of loans and leases	2.81%	3.01%	3.89%	(7%)	(28%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.03%	2.23%	2.73%	(9%)	(26%)
Average Balances
Loans and leases, including held for sale	$83,757	$82,278	$79,379	2%	6%
Total securities and other short-term investments	16,735	17,243	17,290	(3%)	(3%)
Total assets	116,325	115,268	110,844	1%	5%
Transaction deposits (f)	77,135	75,627	70,161	2%	10%
Core deposits (g)	81,686	80,587	77,524	1%	5%
Wholesale funding (h)	16,596	16,939	16,430	(2%)	1%
Bancorp shareholders’ equity	13,366	13,147	13,052	2%	2%
Regulatory Capital Ratios (i)
Tier I capital	12.19%	11.91%	12.20%	2%	—
Total risk-based capital	16.06%	16.09%	16.27%	—	(1%)
Tier I leverage	11.31%	11.10%	11.21%	2%	1%
Tier I common equity (d)	9.64%	9.35%	8.99%	3%	7%
Operations
Banking centers	1,315	1,316	1,310	—	—
ATMs	2,404	2,425	2,453	(1%)	(2%)
Full-time equivalent employees	21,206	21,334	20,837	(1%)	2%

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See Regulation G reconciliation at page 32.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt (i) Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011
Income Statement Data
Net interest income (a)	$903	$920	$902	$869	$884
Noninterest income	769	550	665	656	584
Total revenue (a)	1,672	1,470	1,567	1,525	1,468
Provision for loan and lease losses	91	55	87	113	168
Noninterest expense	973	993	946	901	918
Net income attributable to Bancorp	430	314	381	337	265
Net income available to common shareholders	421	305	373	328	88
Common Share Data
Earnings per share, basic	$0.46	$0.33	$0.41	$0.36	$0.10
Earnings per share, diluted	0.45	0.33	0.40	0.35	0.10
Cash dividends per common share	0.08	0.08	0.08	0.06	0.06
Book value per share	14.30	13.92	13.73	13.23	12.80
Market price per share	14.04	12.72	10.10	12.75	13.89
Common shares outstanding (in thousands)	920,056	919,804	919,779	919,818	918,728
Average common shares outstanding (in thousands):
Basic	915,226	914,997	914,947	914,601	880,830
Diluted	957,416	956,349	955,490	955,478	894,841
Market capitalization	$12,918	$11,700	$9,290	$11,728	$12,761
Financial Ratios
Return on assets	1.49%	1.08%	1.34%	1.22%	0.97%
Return on average common equity	13.1%	9.5%	11.9%	11.0%	3.1%
Return on average tangible common equity (b)	16.2%	11.9%	14.9%	14.0%	4.2%
Noninterest income as a percent of total revenue	46%	37%	42%	43%	40%
Average equity as a percent of average assets	11.49%	11.41%	11.33%	11.12%	11.77%
Tangible common equity (c) (d)	9.02%	8.68%	8.63%	8.64%	8.39%
Net interest margin (a)	3.61%	3.67%	3.65%	3.62%	3.71%
Efficiency (a)	58.3%	67.5%	60.4%	59.1%	62.5%
Effective tax rate	28.6%	24.9%	27.9%	33.3%	29.7%
Credit Quality
Net losses charged off	$220	$239	$262	$304	$367
Net losses charged off as a percent of average loans and leases	1.08%	1.19%	1.32%	1.56%	1.92%
Allowance for loan and lease losses as a percent of loans and leases	2.59%	2.78%	3.08%	3.35%	3.62%
Allowance for credit losses as a percent of loans and leases	2.81%	3.01%	3.32%	3.61%	3.89%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.03%	2.23%	2.44%	2.66%	2.73%
Average Balances
Loans and leases, including held for sale	$83,757	$82,278	$80,013	$79,153	$79,379
Total securities and other short-term investments	16,735	17,243	18,142	17,192	17,290
Total assets	116,325	115,268	113,295	111,200	110,844
Transaction deposits (f)	77,135	75,627	72,214	71,506	70,161
Core deposits (g)	81,686	80,587	78,222	78,244	77,524
Wholesale funding (h)	16,596	16,939	17,928	16,433	16,430
Bancorp shareholders’ equity	13,366	13,147	12,841	12,365	13,052
Regulatory Capital Ratios (i)
Tier I capital	12.19%	11.91%	11.96%	11.93%	12.20%
Total risk-based capital	16.06%	16.09%	16.25%	16.03%	16.27%
Tier I leverage	11.31%	11.10%	11.08%	11.03%	11.21%
Tier I common equity (d)	9.64%	9.35%	9.33%	9.20%	8.99%
Operations
Banking centers	1,315	1,316	1,314	1,316	1,310
ATMs	2,404	2,425	2,437	2,456	2,453
Full-time equivalent employees	21,206	21,334	21,172	20,953	20,837

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See Regulation G reconciliation at page 32.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change
	March 2012	December 2011	March 2011	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$898	$911	$910	(1%)	(1%)
Interest on securities	141	145	149	(3%)	(6%)
Interest on other short-term investments	1	1	1	(26%)	(28%)

Total interest income	1,040	1,057	1,060	(2%)	(2%)
Interest Expense
Interest on deposits	58	65	106	(11%)	(45%)
Interest on short-term borrowings	1	1	1	6%	21%
Interest on long-term debt	83	75	74	10%	11%

Total interest expense	142	141	181	1%	(22%)

Net Interest Income	898	916	879	(2%)	2%
Provision for loan and lease losses	91	55	168	64%	(46%)

Net interest income after provision for loan and lease losses	807	861	711	(6%)	14%
Noninterest Income
Service charges on deposits	129	136	124	(5%)	4%
Corporate banking revenue	97	82	86	18%	13%
Mortgage banking net revenue	204	156	102	31%	100%
Investment advisory revenue	96	90	98	7%	(1%)
Card and processing revenue	59	60	80	(2%)	(27%)
Other noninterest income	175	24	81	629%	116%
Securities gains, net	9	5	8	80%	13%
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	(3)	5	NM	NM

Total noninterest income	769	550	584	40%	32%
Noninterest Expense
Salaries, wages and incentives	399	393	351	2%	14%
Employee benefits	112	84	97	32%	15%
Net occupancy expense	77	79	77	(2%)	—
Technology and communications	47	48	45	(2%)	4%
Equipment expense	27	27	29	(1%)	(6%)
Card and processing expense	30	28	29	5%	3%
Other noninterest expense	281	334	290	(16%)	(3%)

Total noninterest expense	973	993	918	(2%)	6%
Income before income taxes	603	418	377	44%	60%
Applicable income taxes	173	104	112	66%	54%

Net Income	430	314	265	37%	62%
Less: Net income attributable to noncontrolling interest	—	—	—	NM	NM

Net income attributable to Bancorp	430	314	265	37%	62%
Dividends on preferred stock	9	9	177	—	(95%)

Net income available to common shareholders	$421	$305	$88	38%	377%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011
Interest Income
Interest and fees on loans and leases	$898	$911	$899	$893	$910
Interest on securities	141	145	155	151	149
Interest on other short-term investments	1	1	1	1	1

Total interest income	1,040	1,057	1,055	1,045	1,060
Taxable equivalent adjustment	5	4	4	5	5

Total interest income (taxable equivalent)	1,045	1,061	1,059	1,050	1,065
Interest Expense
Interest on deposits	58	65	84	97	106
Interest on short-term borrowings	1	1	1	1	1
Interest on long-term debt	83	75	72	83	74

Total interest expense	142	141	157	181	181

Net interest income (taxable equivalent)	903	920	902	869	884
Provision for loan and lease losses	91	55	87	113	168

Net interest income (taxable equivalent) after provision for loan and lease losses	812	865	815	756	716
Noninterest Income
Service charges on deposits	129	136	134	126	124
Corporate banking revenue	97	82	87	95	86
Mortgage banking net revenue	204	156	178	162	102
Investment advisory revenue	96	90	92	95	98
Card and processing revenue	59	60	78	89	80
Other noninterest income	175	24	64	83	81
Securities gains, net	9	5	26	6	8
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	(3)	6	—	5

Total noninterest income	769	550	665	656	584
Noninterest Expense
Salaries, wages and incentives	399	393	369	365	351
Employee benefits	112	84	70	79	97
Net occupancy expense	77	79	75	75	77
Technology and communications	47	48	48	48	45
Equipment expense	27	27	28	28	29
Card and processing expense	30	28	34	29	29
Other noninterest expense	281	334	322	277	290

Total noninterest expense	973	993	946	901	918

Income before income taxes (taxable equivalent)	608	422	534	511	382
Taxable equivalent adjustment	5	4	4	5	5

Income before income taxes	603	418	530	506	377
Applicable income taxes	173	104	149	169	112

Net Income	430	314	381	337	265
Less: Net Income attributable to noncontrolling interest	—	—	—	—	—

Net income attributable to Bancorp	430	314	381	337	265
Dividends on preferred stock	9	9	8	9	177

Net income available to common shareholders	$421	$305	$373	$328	$88

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	March 2012	December 2011	March 2011	Seq	Yr/Yr
Assets
Cash and due from banks	$2,235	$2,663	$2,121	(16%)	5%
Available-for-sale and other securities (a)	16,093	15,362	15,135	5%	6%
Held-to-maturity securities (b)	321	322	346	—	(7%)
Trading securities	195	177	216	10%	(10%)
Other short-term investments	1,628	1,781	2,481	(9%)	(34%)
Loans held for sale	1,584	2,954	1,291	(46%)	23%
Portfolio loans and leases:
Commercial and industrial loans	32,155	30,783	27,344	4%	18%
Commercial mortgage loans	9,909	10,138	10,510	(2%)	(6%)
Commercial construction loans	901	1,020	1,980	(12%)	(55%)
Commercial leases	3,512	3,531	3,367	(1%)	4%
Residential mortgage loans	11,094	10,672	9,530	4%	16%
Home equity	10,493	10,719	11,222	(2%)	(6%)
Automobile loans	11,832	11,827	11,129	—	6%
Credit card	1,896	1,978	1,821	(4%)	4%
Other consumer loans and leases	321	350	562	(8%)	(43%)

Portfolio loans and leases	82,113	81,018	77,465	1%	6%
Allowance for loan and lease losses	(2,126)	(2,255)	(2,805)	(6%)	(24%)

Portfolio loans and leases, net	79,987	78,763	74,660	2%	7%
Bank premises and equipment	2,485	2,447	2,389	2%	4%
Operating lease equipment	495	497	513	—	(3%)
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	36	40	55	(10%)	(35%)
Servicing rights	767	681	894	13%	(14%)
Other assets	8,504	8,863	7,967	(4%)	7%

Total assets	$116,747	$116,967	$110,485	—	6%

Liabilities
Deposits:
Demand	$26,385	$27,600	$22,066	(4%)	20%
Interest checking	23,971	20,392	18,597	18%	29%
Savings	22,245	21,756	21,697	2%	3%
Money market	4,275	4,989	5,184	(14%)	(18%)
Foreign office	1,251	3,250	3,569	(62%)	(65%)
Other time	4,446	4,638	7,043	(4%)	(37%)
Certificates - $100,000 and over	3,162	3,039	4,160	4%	(24%)
Other	56	46	1	23%	NM

Total deposits	85,791	85,710	82,317	—	4%
Federal funds purchased	319	346	332	(8%)	(4%)
Other short-term borrowings	2,877	3,239	1,297	(11%)	122%
Accrued taxes, interest and expenses	1,436	1,469	844	(2%)	70%
Other liabilities	3,066	3,270	2,948	(6%)	4%
Long-term debt	9,648	9,682	10,555	—	(9%)

Total liabilities	103,137	103,716	98,293	(1%)	5%
Equity
Common stock	2,051	2,051	2,051	—	—
Preferred stock	398	398	398	—	—
Capital surplus	2,803	2,792	2,824	—	(1%)
Retained earnings	7,902	7,554	6,752	5%	17%
Accumulated other comprehensive income	468	470	263	—	78%
Treasury stock	(62)	(64)	(125)	(3%)	(50%)

Total Bancorp shareholders’ equity	13,560	13,201	12,163	3%	11%
Noncontrolling interest	50	50	29	1%	71%

Total Equity	13,610	13,251	12,192	3%	12%

Total liabilities and equity	$116,747	$116,967	$110,485	—	6%

(a) Amortized cost	$15,341	$14,614	$14,707	5%	4%
(b) Market values	321	322	346	—	(7%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	920,056	919,804	918,728	—	—
Treasury	3,836	4,088	5,165	(6%)	(26%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	March 2012	December 2011	September 2011	June 2011	March 2011
Assets
Cash and due from banks	$2,235	$2,663	$2,348	$2,380	$2,121
Available-for-sale and other securities (a)	16,093	15,362	16,227	15,502	15,135
Held-to-maturity securities (b)	321	322	337	344	346
Trading securities	195	177	189	217	216
Other short-term investments	1,628	1,781	2,028	1,370	2,481
Loans held for sale	1,584	2,954	1,840	1,185	1,291
Portfolio loans and leases:
Commercial and industrial loans	32,155	30,783	29,258	28,099	27,344
Commercial mortgage loans	9,909	10,138	10,330	10,233	10,510
Commercial construction loans	901	1,020	1,213	1,778	1,980
Commercial leases	3,512	3,531	3,368	3,326	3,367
Residential mortgage loans	11,094	10,672	10,249	9,849	9,530
Home equity	10,493	10,719	10,920	11,048	11,222
Automobile loans	11,832	11,827	11,593	11,315	11,129
Credit card	1,896	1,978	1,878	1,856	1,821
Other consumer loans and leases	321	350	407	463	562

Portfolio loans and leases	82,113	81,018	79,216	77,967	77,465
Allowance for loan and lease losses	(2,126)	(2,255)	(2,439)	(2,614)	(2,805)

Portfolio loans and leases, net	79,987	78,763	76,777	75,353	74,660
Bank premises and equipment	2,485	2,447	2,410	2,395	2,389
Operating lease equipment	495	497	462	492	513
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	36	40	45	49	55
Servicing rights	767	681	662	847	894
Other assets	8,504	8,863	9,163	8,254	7,967

Total assets	$116,747	$116,967	$114,905	$110,805	$110,485

Liabilities
Deposits:
Demand	$26,385	$27,600	$24,547	$22,589	$22,066
Interest checking	23,971	20,392	18,616	18,072	18,597
Savings	22,245	21,756	21,673	21,764	21,697
Money market	4,275	4,989	5,448	4,859	5,184
Foreign office	1,251	3,250	3,139	3,271	3,569
Other time	4,446	4,638	5,439	6,399	7,043
Certificates - $100,000 and over	3,162	3,039	3,092	3,642	4,160
Other	56	46	93	2	1

Total deposits	85,791	85,710	82,047	80,598	82,317
Federal funds purchased	319	346	427	403	332
Other short-term borrowings	2,877	3,239	4,894	2,702	1,297
Accrued taxes, interest and expenses	1,436	1,469	1,307	1,067	844
Other liabilities	3,066	3,270	3,372	3,282	2,948
Long-term debt	9,648	9,682	9,800	10,152	10,555

Total liabilities	103,137	103,716	101,847	98,204	98,293
Equity
Common stock	2,051	2,051	2,051	2,051	2,051
Preferred stock	398	398	398	398	398
Capital surplus	2,803	2,792	2,780	2,769	2,824
Retained earnings	7,902	7,554	7,323	7,024	6,752
Accumulated other comprehensive income	468	470	542	396	263
Treasury stock	(62)	(64)	(65)	(66)	(125)

Total Bancorp shareholders’ equity	13,560	13,201	13,029	12,572	12,163
Noncontrolling interest	50	50	29	29	29

Total Equity	13,610	13,251	13,058	12,601	12,192

Total liabilities and equity	$116,747	$116,967	$114,905	$110,805	$110,485

(a) Amortized cost	$15,341	$14,614	$15,427	$14,889	$14,707
(b) Market values	321	322	337	344	346
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	920,056	919,804	919,779	919,818	918,728
Treasury	3,836	4,088	4,114	4,074	5,165

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended
	March 2012	March 2011

Total equity, beginning	$13,251	$14,080
Net income attributable to Bancorp	430	265
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	3	(44)
Qualifying cash flow hedges	(7)	(9)
Change in accumulated other comprehensive income related to employee benefit plans	3	2

Comprehensive income	429	214
Cash dividends declared:
Common stock	(74)	(55)
Preferred stock	(9)	(24)
Issuance of common stock	—	1,648
TARP repayment	—	(3,408)
Stock-based awards exercised, including treasury shares issued	2	1
Loans repaid (issued) related to exercise of stock-based awards, net	—	1
Redemption of preferred stock warrants issued under TARP CPP	—	(280)
Stock-based compensation expense	11	15
Noncontrolling interest	—	—

Total equity, ending	$13,610	$12,192

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	March	December	March
	2012	2011	2011	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$31,421	$29,954	$27,404	5%	15%
Commercial mortgage loans	10,077	10,350	10,816	(3%)	(7%)
Commercial construction loans	1,008	1,155	2,085	(13%)	(52%)
Commercial leases	3,543	3,352	3,364	6%	5%
Residential mortgage loans	12,928	12,638	10,736	2%	20%
Home equity	10,606	10,810	11,376	(2%)	(7%)
Automobile loans	11,882	11,696	11,070	2%	7%
Credit card	1,926	1,906	1,852	1%	4%
Other consumer loans and leases	366	417	676	(12%)	(46%)
Taxable securities	15,313	15,270	15,156	—	1%
Tax exempt securities	59	58	197	2%	(70%)
Other short-term investments	1,363	1,915	1,937	(29%)	(30%)

Total interest-earning assets	100,492	99,521	96,669	1%	4%
Cash and due from banks	2,345	2,418	2,268	(3%)	3%
Other assets	15,734	15,758	14,897	—	6%
Allowance for loan and lease losses	(2,246)	(2,429)	(2,990)	(8%)	(25%)

Total assets	$116,325	$115,268	$110,844	1%	5%

Liabilities
Interest-bearing liabilities:
Interest checking	$22,308	$19,263	$18,539	16%	20%
Savings	21,944	21,715	21,324	1%	3%
Money market	4,543	5,255	5,136	(14%)	(12%)
Foreign office	2,277	3,325	3,580	(32%)	(36%)
Other time	4,551	4,960	7,363	(8%)	(38%)
Certificates - $100,000 and over	3,178	3,085	4,226	3%	(25%)
Other	19	16	1	17%	NM
Federal funds purchased	370	348	310	6%	19%
Other short-term borrowings	3,261	3,793	1,638	(14%)	99%
Long-term debt	9,768	9,707	10,255	1%	(5%)

Total interest-bearing liabilities	72,219	71,467	72,372	1%	—
Demand deposits	26,063	26,069	21,582	—	21%
Other liabilities	4,627	4,536	3,809	2%	21%

Total liabilities	102,909	102,072	97,763	1%	5%
Equity	13,416	13,196	13,081	2%	3%

Total liabilities and equity	$116,325	$115,268	$110,844	1%	5%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.20%	4.28%	4.45%
Commercial mortgage loans	3.95%	3.89%	4.11%
Commercial construction loans	3.04%	3.04%	3.15%
Commercial leases	3.79%	3.87%	4.17%
Residential mortgage loans	4.17%	4.16%	4.67%
Home equity	3.85%	3.87%	3.96%
Automobile loans	3.99%	4.27%	5.10%
Credit card	9.43%	9.66%	10.43%
Other consumer loans and leases	40.13%	36.95%	18.54%

Total loans and leases	4.34%	4.41%	4.67%
Taxable securities	3.68%	3.75%	3.96%
Tax exempt securities	5.60%	5.42%	4.77%
Other short-term investments	0.26%	0.24%	0.25%

Total interest-earning assets	4.18%	4.23%	4.47%
Interest-bearing liabilities:
Interest checking	0.22%	0.24%	0.28%
Savings	0.21%	0.23%	0.43%
Money market	0.22%	0.22%	0.32%
Foreign office	0.26%	0.25%	0.31%
Other time	1.62%	1.77%	2.36%
Certificates - $100,000 and over	1.55%	1.73%	1.99%
Other	0.08%	0.03%	0.05%
Federal funds purchased	0.10%	0.10%	0.14%
Other short-term borrowings	0.12%	0.10%	0.19%
Long-term debt	3.41%	3.09%	2.95%

Total interest-bearing liabilities	0.79%	0.79%	1.02%
Ratios:
Net interest margin (taxable equivalent)	3.61%	3.67%	3.71%
Net interest rate spread (taxable equivalent)	3.39%	3.44%	3.45%
Interest-bearing liabilities to interest-earning assets	71.86%	71.81%	74.87%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011

Assets
Interest-earning assets:
Commercial and industrial loans	$31,421	$29,954	$28,824	$27,970	$27,404
Commercial mortgage loans	10,077	10,350	10,140	10,491	10,816
Commercial construction loans	1,008	1,155	1,777	1,950	2,085
Commercial leases	3,543	3,352	3,300	3,349	3,364
Residential mortgage loans	12,928	12,638	11,224	10,655	10,736
Home equity	10,606	10,810	10,985	11,144	11,376
Automobile loans	11,882	11,696	11,445	11,188	11,070
Credit card	1,926	1,906	1,864	1,834	1,852
Other consumer loans and leases	366	417	454	572	676
Taxable securities	15,313	15,270	15,790	15,115	15,156
Tax exempt securities	59	58	64	96	197
Other short-term investments	1,363	1,915	2,288	1,981	1,937

Total interest-earning assets	100,492	99,521	98,155	96,345	96,669
Cash and due from banks	2,345	2,418	2,362	2,356	2,268
Other assets	15,734	15,758	15,381	15,298	14,897
Allowance for loan and lease losses	(2,246)	(2,429)	(2,603)	(2,799)	(2,990)

Total assets	$116,325	$115,268	$113,295	$111,200	$110,844

Liabilities
Interest-bearing liabilities:
Interest checking	$22,308	$19,263	$18,322	$18,701	$18,539
Savings	21,944	21,715	21,747	21,817	21,324
Money market	4,543	5,255	5,213	5,009	5,136
Foreign office	2,277	3,325	3,255	3,805	3,580
Other time	4,551	4,960	6,008	6,738	7,363
Certificates - $100,000 and over	3,178	3,085	3,376	3,955	4,226
Other	19	16	7	2	1
Federal funds purchased	370	348	376	344	310
Other short-term borrowings	3,261	3,793	4,033	1,605	1,638
Long-term debt	9,768	9,707	10,136	10,527	10,255

Total interest-bearing liabilities	72,219	71,467	72,473	72,503	72,372
Demand deposits	26,063	26,069	23,677	22,174	21,582
Other liabilities	4,627	4,536	4,275	4,129	3,809

Total liabilities	102,909	102,072	100,425	98,806	97,763
Equity	13,416	13,196	12,870	12,394	13,081

Total liabilities and equity	$116,325	$115,268	$113,295	$111,200	$110,844

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.20%	4.28%	4.29%	4.35%	4.45%
Commercial mortgage loans	3.95%	3.89%	3.94%	4.00%	4.11%
Commercial construction loans	3.04%	3.04%	3.02%	3.01%	3.15%
Commercial leases	3.79%	3.87%	3.87%	4.06%	4.17%
Residential mortgage loans	4.17%	4.16%	4.47%	4.54%	4.67%
Home equity	3.85%	3.87%	3.89%	3.91%	3.96%
Automobile loans	3.99%	4.27%	4.52%	4.81%	5.10%
Credit card	9.43%	9.66%	9.49%	9.91%	10.43%
Other consumer loans and leases	40.13%	36.95%	30.76%	22.02%	18.54%

Total loans and leases	4.34%	4.41%	4.48%	4.54%	4.67%
Taxable securities	3.68%	3.75%	3.88%	3.97%	3.96%
Tax exempt securities	5.60%	5.42%	5.84%	6.41%	4.77%
Other short-term investments	0.26%	0.24%	0.25%	0.25%	0.25%

Total interest-earning assets	4.18%	4.23%	4.28%	4.37%	4.47%
Interest-bearing liabilities:
Interest checking	0.22%	0.24%	0.25%	0.26%	0.28%
Savings	0.21%	0.23%	0.25%	0.33%	0.43%
Money market	0.22%	0.22%	0.27%	0.29%	0.32%
Foreign office	0.26%	0.25%	0.26%	0.29%	0.31%
Other time	1.62%	1.77%	2.27%	2.40%	2.36%
Certificates - $100,000 and over	1.55%	1.73%	2.09%	2.05%	1.99%
Other	0.08%	0.03%	0.03%	0.02%	0.05%
Federal funds purchased	0.10%	0.10%	0.10%	0.11%	0.14%
Other short-term borrowings	0.12%	0.10%	0.10%	0.16%	0.19%
Long-term debt	3.41%	3.09%	2.85%	3.16%	2.95%

Total interest-bearing liabilities	0.79%	0.79%	0.86%	1.00%	1.02%
Ratios:
Net interest margin (taxable equivalent)	3.61%	3.67%	3.65%	3.62%	3.71%
Net interest rate spread (taxable equivalent)	3.39%	3.44%	3.42%	3.37%	3.45%
Interest-bearing liabilities to interest-earning assets	71.86%	71.81%	73.83%	75.25%	74.87%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011

Average Loans and Leases
Commercial:
Commercial and industrial loans	$31,371	$29,891	$28,777	$27,909	$27,331
Commercial mortgage loans	10,007	10,262	10,050	10,394	10,685
Commercial construction loans	992	1,132	1,752	1,918	2,030
Commercial leases	3,543	3,351	3,300	3,349	3,364

Subtotal - commercial	45,913	44,636	43,879	43,570	43,410
Consumer:
Residential mortgage loans	10,828	10,464	10,006	9,654	9,282
Home equity	10,606	10,810	10,985	11,144	11,376
Automobile loans	11,882	11,696	11,445	11,188	11,070
Credit card	1,926	1,906	1,864	1,834	1,852
Other consumer loans and leases	345	402	441	547	646

Subtotal - consumer	35,587	35,278	34,741	34,367	34,226

Total average loans and leases (excluding held for sale)	$81,500	$79,914	$78,620	$77,937	$77,636

Average loans held for sale	2,257	2,364	1,393	1,216	1,743
End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$32,155	$30,783	$29,258	$28,099	$27,344
Commercial mortgage loans	9,909	10,138	10,330	10,233	10,510
Commercial construction loans	901	1,020	1,213	1,778	1,980
Commercial leases	3,512	3,531	3,368	3,326	3,367

Subtotal - commercial	46,477	45,472	44,169	43,436	43,201
Consumer:
Residential mortgage loans	11,094	10,672	10,249	9,849	9,530
Home equity	10,493	10,719	10,920	11,048	11,222
Automobile loans	11,832	11,827	11,593	11,315	11,129
Credit card	1,896	1,978	1,878	1,856	1,821
Other consumer loans and leases	321	350	407	463	562

Subtotal - consumer	35,636	35,546	35,047	34,531	34,264

Total portfolio loans and leases	$82,113	$81,018	$79,216	$77,967	$77,465

Core business activity	1,467	2,816	1,643	1,009	1,076
Portfolio management activity	117	138	197	176	216

Total loans held for sale	1,584	2,954	1,840	1,185	1,291
Operating lease equipment	495	497	462	492	513
Loans and Leases Serviced for Others (a):
Commercial and industrial loans	585	606	640	602	547
Commercial mortgage loans	319	286	301	304	328
Commercial construction loans	41	64	67	67	56
Commercial leases	171	166	94	104	118
Residential mortgage loans	60,384	57,126	56,483	56,026	55,447
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	61,500	58,248	57,585	57,103	56,496

Total loans and leases serviced	$145,692	$142,717	$139,103	$136,747	$135,765

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	March 2012	December 2011	September 2011	June 2011	March 2011

Tier I capital:
Bancorp shareholders’ equity	$13,560	$13,201	$13,029	$12,572	$12,163
Goodwill and certain other intangibles	(2,518)	(2,514)	(2,514)	(2,536)	(2,546)
Unrealized (gains) losses	(468)	(470)	(542)	(396)	(263)
Qualifying trust preferred securities	2,248	2,248	2,273	2,312	2,763
Other	38	38	20	20	12

Total tier I capital	$12,860	$12,503	$12,266	$11,972	$12,129

Total risk-based capital:
Tier I capital	$12,860	$12,503	$12,266	$11,972	$12,129
Qualifying allowance for credit losses	1,331	1,328	1,299	1,275	1,266
Qualifying subordinated notes	2,745	3,054	3,098	2,837	2,780

Total risk-based capital	$16,936	$16,885	$16,663	$16,084	$16,175

Risk-weighted assets (b)	$105,451	$104,945	$102,562	$100,320	$99,392
Ratios:
Average shareholders’ equity to average assets	11.49%	11.41%	11.33%	11.12%	11.77%
Regulatory capital:
Fifth Third Bancorp
Tier I capital	12.19%	11.91%	11.96%	11.93%	12.20%
Total risk-based capital	16.06%	16.09%	16.25%	16.03%	16.27%
Tier I leverage	11.31%	11.10%	11.08%	11.03%	11.21%
Tier I common equity	9.64%	9.35%	9.33%	9.20%	8.99%
Fifth Third Bank
Tier I capital	12.40%	12.02%	12.32%	13.26%	13.61%
Total risk-based capital	13.88%	13.61%	14.18%	15.13%	15.49%
Tier I leverage	11.51%	11.20%	11.40%	12.25%	12.49%
Tier I common equity	12.40%	12.02%	12.32%	13.26%	13.61%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011

Average loans and leases (excluding held for sale):
Commercial and industrial loans	$31,371	$29,891	$28,777	$27,909	$27,331
Commercial mortgage loans	10,007	10,262	10,050	10,394	10,685
Commercial construction loans	992	1,132	1,752	1,918	2,030
Commercial leases	3,543	3,351	3,300	3,349	3,364
Residential mortgage loans	10,828	10,464	10,006	9,654	9,282
Home equity	10,606	10,810	10,985	11,144	11,376
Automobile loans	11,882	11,696	11,445	11,188	11,070
Credit card	1,926	1,906	1,864	1,834	1,852
Other consumer loans and leases	345	402	441	547	646

Total average loans and leases (excluding held for sale)	$81,500	$79,914	$78,620	$77,937	$77,636

Losses charged off:
Commercial and industrial loans	($60)	($76)	($62)	($86)	($90)
Commercial mortgage loans	(37)	(53)	(49)	(51)	(58)
Commercial construction loans	(20)	(6)	(35)	(21)	(27)
Commercial leases	—	(1)	—	—	(1)
Residential mortgage loans	(38)	(38)	(38)	(37)	(67)
Home equity	(50)	(54)	(56)	(58)	(66)
Automobile loans	(16)	(20)	(19)	(18)	(28)
Credit card	(24)	(25)	(26)	(31)	(33)
Other consumer loans and leases	(8)	(7)	(9)	(41)	(27)

Total losses	(253)	(280)	(294)	(343)	(397)
Recoveries of losses previously charged off:
Commercial and industrial loans	6	14	7	10	7
Commercial mortgage loans	7	6	2	4	4
Commercial construction loans	2	2	—	1	1
Commercial leases	—	1	1	2	—
Residential mortgage loans	1	2	2	1	2
Home equity	4	4	3	4	3
Automobile loans	7	7	7	10	8
Credit card	4	4	8	3	2
Other consumer loans and leases	2	1	2	4	3

Total recoveries	33	41	32	39	30
Net losses charged off:
Commercial and industrial loans	(54)	(62)	(55)	(76)	(83)
Commercial mortgage loans	(30)	(47)	(47)	(47)	(54)
Commercial construction loans	(18)	(4)	(35)	(20)	(26)
Commercial leases	—	—	1	2	(1)
Residential mortgage loans	(37)	(36)	(36)	(36)	(65)
Home equity	(46)	(50)	(53)	(54)	(63)
Automobile loans	(9)	(13)	(12)	(8)	(20)
Credit card	(20)	(21)	(18)	(28)	(31)
Other consumer loans and leases	(6)	(6)	(7)	(37)	(24)

Total net losses charged off	($220)	($239)	($262)	($304)	($367)

Net charge-off Ratios:
Commercial and industrial loans	0.69%	0.82%	0.76%	1.10%	1.22%
Commercial mortgage loans	1.18%	1.82%	1.86%	1.83%	2.04%
Commercial construction loans	7.30%	1.37%	7.90%	4.09%	5.24%
Commercial leases	0.01%	(0.01%)	(0.12%)	(0.25%)	0.04%
Residential mortgage loans	1.39%	1.38%	1.41%	1.50%	2.82%
Home equity	1.76%	1.83%	1.89%	1.94%	2.23%
Automobile loans	0.33%	0.44%	0.41%	0.29%	0.73%
Credit card	4.18%	4.29%	3.86%	6.08%	6.60%
Other consumer loans and leases	5.51%	6.75%	6.67%	26.47%	17.16%

Total net charge-off ratio	1.08%	1.19%	1.32%	1.56%	1.92%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011

Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,255	$2,439	$2,614	$2,805	$3,004
Total net losses charged off	(220)	(239)	(262)	(304)	(367)
Provision for loan and lease losses	91	55	87	113	168

Allowance for loan and lease losses, ending	$2,126	$2,255	$2,439	$2,614	$2,805
Reserve for unfunded commitments, beginning	$181	$187	$197	$211	$227
Provision for unfunded commitments	(2)	(6)	(10)	(14)	(16)

Reserve for unfunded commitments, ending	$179	$181	$187	$197	$211

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,126	$2,255	$2,439	$2,614	$2,805
Reserve for unfunded commitments	179	181	187	197	211

Total allowance for credit losses	$2,305	$2,436	$2,626	$2,811	$3,016

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$358	$408	$449	$485	$477
Commercial mortgage loans	347	358	353	417	415
Commercial construction loans	118	123	151	147	159
Commercial leases	8	9	13	16	11
Residential mortgage loans	135	134	142	145	140
Home equity	26	25	25	26	24
Automobile loans	1	—	—	1	1
Other consumer loans and leases	1	1	1	3	60

Total nonaccrual portfolio loans and leases	994	1,058	1,134	1,240	1,287
Restructured loans and leases—commercial (non accrual)	157	160	189	188	149
Restructured loans and leases—consumer (non accrual)	201	220	215	211	209

Total nonperforming portfolio loans and leases	1,352	1,438	1,538	1,639	1,645
Repossessed property	8	14	17	15	20
Other real estate owned	313	364	389	434	461

Total nonperforming assets (a)	1,673	1,816	1,944	2,088	2,126
Nonaccrual loans held for sale	110	131	171	147	184
Restructured loans—commercial (non accrual) held for sale	7	7	26	29	32

Total nonperforming assets including loans held for sale	$1,790	$1,954	$2,141	$2,264	$2,342

Restructured portfolio consumer loans and leases (accrual)	$1,624	$1,612	$1,601	$1,593	$1,573
Restructured portfolio commercial loans and leases (accrual)	$481	$390	$349	$266	$243
Ninety days past due loans and leases:
Commercial and industrial loans	$2	$4	$9	$7	$8
Commercial mortgage loans	30	3	10	12	8
Commercial construction loans	—	1	43	48	23
Commercial leases	—	—	1	1	—

Total commercial loans and leases	32	8	63	68	39

Residential mortgage loans	73	79	91	87	98
Home equity	74	74	83	84	84
Automobile loans	8	9	9	10	9
Credit card	29	30	28	30	36
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	184	192	211	211	227

Total ninety days past due loans and leases	$216	$200	$274	$279	$266

Ratios
Net losses charged off as a percent of average loans and leases	1.08%	1.19%	1.32%	1.56%	1.92%
Allowance for loan and lease losses:
As a percent of loans and leases	2.59%	2.78%	3.08%	3.35%	3.62%
As a percent of nonperforming loans and leases (a)	157%	157%	158%	160%	170%
As a percent of nonperforming assets (a)	127%	124%	125%	125%	132%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.64%	1.76%	1.93%	2.09%	2.11%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.03%	2.23%	2.44%	2.66%	2.73%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	2.13%	2.32%	2.64%	2.84%	2.96%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	March 2012	December 2011	September 2011	June 2011	March 2011

Income before income taxes (U.S. GAAP)	603	418	530	506	377
Add: Provision expense (U.S. GAAP)	91	55	87	113	168

Pre-provision net revenue	694	473	617	619	545
Net income available to common shareholders (U.S. GAAP)	421	305	373	328	88
Add: Intangible amortization, net of tax	3	3	3	4	5

Tangible net income available to common shareholders	424	308	376	332	93
Tangible net income available to common shareholders (annualized) (a)	1,705	1,222	1,492	1,332	377
Average Bancorp shareholders’ equity (U.S. GAAP)	13,366	13,147	12,841	12,365	13,052
Less: Average preferred stock	398	398	398	398	1,557
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	38	42	47	52	59

Average tangible common equity (b)	10,513	10,290	9,979	9,498	9,019
Total Bancorp shareholders’ equity (U.S. GAAP)	13,560	13,201	13,029	12,572	12,163
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(36)	(40)	(45)	(49)	(55)

Tangible common equity, including unrealized gains / losses (c)	10,709	10,346	10,169	9,708	9,293
Less: Accumulated other comprehensive income / loss	(468)	(470)	(542)	(396)	(263)

Tangible common equity, excluding unrealized gains / losses (d)	10,241	9,876	9,627	9,312	9,030
Add: Preferred stock	398	398	398	398	398

Tangible equity (e)	10,639	10,274	10,025	9,710	9,428
Total assets (U.S. GAAP)	116,747	116,967	114,905	110,805	110,485
Less: Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(36)	(40)	(45)	(49)	(55)

Tangible assets, including unrealized gains / losses (f)	114,294	114,510	112,443	108,339	108,013
Less: Accumulated other comprehensive income / loss, before tax	(720)	(723)	(834)	(609)	(405)

Tangible assets, excluding unrealized gains / losses (g)	113,574	113,787	111,609	107,730	107,608
Total Bancorp shareholders’ equity (U.S. GAAP)	13,560	13,201	13,029	12,572	12,163
Goodwill and certain other intangibles	(2,518)	(2,514)	(2,514)	(2,536)	(2,546)
Unrealized gains	(468)	(470)	(542)	(396)	(263)
Qualifying trust preferred securities	2,248	2,248	2,273	2,312	2,763
Other	38	38	20	20	12

Tier I capital	12,860	12,503	12,266	11,972	12,129
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Qualifying trust preferred securities	(2,248)	(2,248)	(2,273)	(2,312)	(2,763)
Qualifying noncontrolling interest in consolidated subsidiaries	(50)	(50)	(30)	(30)	(30)

Tier I common equity (h)	10,164	9,807	9,565	9,232	8,938
Unrealized gains	468	470	542	396	263
Disallowed deferred tax assets	—	—	—	(113)	(41)
Disallowed MSRs	78	70	64	70	90
Other	11	12	10	9	(7)
Less: 1 0% of individual deferred tax assets, MSRs, investment in financial entities	—	—	—
1 5% of aggregate deferred tax assets, MSRs, investment in financial entities	—	—	—

Tier I common equity, Basel III proforma (i)	10,721	10,359	10,181	9,594	9,243
Common shares outstanding (j)	920	920	920	920	919
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (k)	105,451	104,945	102,562	100,320	99,392
Add: Regulatory deductions not deducted from Tier 1 common equity, risk-weighted at 250%	1,582	1,453	1,377	1,474	1,572

Risk-weighted assets, Basel III proforma (I)	107,033	106,398	103,939	101,794	100,964
Ratios:
Return on average tangible common equity (a) / (b)	16.22%	11.88%	14.95%	14.02%	4.18%
Tangible equity (e) / (g)	9.37%	9.03%	8.98%	9.01%	8.76%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	9.02%	8.68%	8.63%	8.64%	8.39%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.37%	9.04%	9.04%	8.96%	8.60%
Tangible common equity as a percent of risk-weighted assets
(excluding unrealized gains/losses) (d) / (k)	9.71%	9.41%	9.39%	9.28%	9.09%
Tangible book value per share (c) / (j)	$11.64	$11.25	$11.05	$10.55	$10.11
Tier I common equity (h) / (k)	9.64%	9.35%	9.33%	9.20%	8.99%
Tier I common equity, Basel III proforma (i) / (I)	10.02%	9.74%	9.80%	9.43%	9.16%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

	Commercial	Branch	Consumer	Investment	Other/
For the three months ended March 31, 2012	Banking	Banking	Lending	Advisors	Eliminations	Total
Net interest income (a)	353	335	80	27	108	903
Provision for loan and lease losses	(76)	(86)	(54)	(3)	128	(91)

Net interest income after provision for loan and lease losses	277	249	26	24	236	812
Total noninterest income	177	190	211	97	94	769
Total noninterest expense	(288)	(394)	(162)	(110)	(19)	(973)

Net income before taxes	166	45	75	11	311	608
Applicable income taxes (a)	(24)	(16)	(27)	(4)	(107)	(178)

Net income	142	29	48	7	204	430
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	142	29	48	7	204	430
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	142	29	48	7	195	421

	Commercial	Branch	Consumer	Investment	Other/
For the three months ended December 31, 2011	Banking	Banking	Lending	Advisors	Eliminations	Total
Net interest income (a)	359	365	87	28	81	920
Provision for loan and lease losses	(88)	(92)	(56)	(1)	182	(55)

Net interest income after provision for loan and lease losses	271	273	31	27	263	865
Total noninterest income	144	205	157	88	(44)	550
Total noninterest expense	(270)	(387)	(171)	(104)	(61)	(993)

Net income (loss) before taxes	145	91	17	11	158	422
Applicable income taxes (a)	(13)	(32)	(6)	(4)	(53)	(108)

Net income (loss)	132	59	11	7	105	314
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	132	59	11	7	105	314
Dividends on preferred stock	—	—	—	—	9	9

Net income (loss) available to common shareholders	132	59	11	7	96	305

	Commercial	Branch	Consumer	Investment	Other/
For the three months ended September 30, 2011	Banking	Banking	Lending	Advisors	Eliminations	Total
Net interest income (a)	345	359	85	28	85	902
Provision for loan and lease losses	(104)	(87)	(55)	(15)	174	(87)

Net interest income after provision for loan and lease losses	241	272	30	13	259	815
Total noninterest income	159	215	191	92	8	665
Total noninterest expense	(258)	(399)	(158)	(105)	(26)	(946)

Net income (loss) before taxes	142	88	63	—	241	534
Applicable income taxes (a)	(12)	(31)	(22)	—	(88)	(153)

Net income (loss)	130	57	41	—	153	381
Dividends on preferred stock	—	—	—	—	8	8

Net income (loss) available to common shareholders	130	57	41	—	145	373

For the three months ended June 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	339	359	81	28	62	869
Provision for loan and lease losses	(147)	(98)	(55)	(4)	191	(113)

Net interest income after provision for loan and lease losses	192	261	26	24	253	756
Total noninterest income	163	213	167	95	18	656
Total noninterest expense	(276)	(391)	(147)	(104)	17	(901)

Net income (loss) before taxes	79	83	46	15	288	511
Applicable income taxes (a)	9	(29)	(16)	(5)	(133)	(174)

Net income (loss)	88	54	30	10	155	337
Dividends on preferred stock	—	—	—	—	9	9

Net income (loss) available to common shareholders	88	54	30	10	146	328

	Commercial	Branch	Consumer	Investment	Other/
For the three months ended March 31, 2011	Banking	Banking	Lending	Advisors	Eliminations	Total
Net interest income (a)	333	339	91	28	93	884
Provision for loan and lease losses	(152)	(116)	(94)	(5)	199	(168)

Net interest income after provision for loan and lease losses	181	223	(3)	23	292	716
Total noninterest income	175	204	114	98	(7)	584
Total noninterest expense	(268)	(400)	(150)	(107)	7	(918)

Net income (loss) before taxes	88	27	(39)	14	292	382
Applicable income taxes (a)	5	(9)	14	(5)	(122)	(117)

Net income (loss)	93	18	(25)	9	170	265
Dividends on preferred stock	—	—		—	177	177

Net income (loss) available to common shareholders	93	18	(25)	9	(7)	88

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended March 31, 2012, $5 million for the three months ended December 31, 2010, $4 million for the three months ended September 30, 2010, $5 million for the three months ended June 30, 2010, and $4 million for the three months ended March 31, 2010.